Exhibit 107.1

FORM S-8
(Form Type)

Orrstown Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	(1)	400,000 (2)	$23.99 (1)	$9,596,000 (1)	0.0000927	$889.55 (1)
Total Offering Amounts					$9,596,000		$9,596,000.00
Total Fee Offsets							$0.00
Net Fee Due							$889.55

(1) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Registrant’s common stock as of May 25, 2022, as reported on the NASDAQ stock market.
(2) Consists of shares of common stock, no par value per share (“Common Stock”), of Orrstown Financial Services, Inc. (the “Company”) reserved for issuance under the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan, as amended and restated effective April 26, 2022 (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.